                                                                  EXHIBIT (99)-1


                              FOR IMMEDIATE RELEASE

            THE BANC CORPORATION REPORTS $18.4 MILLION LOSS FOR 2002

            Birmingham, Alabama, April 14, 2003: The Banc Corporation (Nasdaq:
TBNC) today announced a loss of $18.4 million, or $(1.09) per share for 2002, compared with net income of $2.7 million, or $.19 per share for 2001. During the fourth quarter of 2002, The Banc Corporation incurred a net loss of $16.9 million, or $(.97) per share, compared to a net loss of $1.9 million, or $(.13) per share in the fourth quarter of 2001. The losses in 2002 were attributable to increased provisions for loan losses that occurred primarily as a result of the discovery by the Corporation's internal risk management function of certain loans in the Bristol, Florida bank group's loan portfolio. These loans were improperly extended or otherwise approved by the former president of the Bristol branch in violation of the lending policies and procedures of the Corporation and its banking subsidiary, The Bank. These problems in the Bristol, Florida bank group were deliberately hidden from the Corporation, its regulators and auditors by the direct manipulation of loan files and other actions of the former employee.

            James A. Taylor, Chairman of the Board and Chief Executive Officer said, "We identified the Bristol situation through our internal peer review process and reacted in an efficient and comprehensive manner to the exposure there. We all trusted this former employee and are deeply hurt and saddened by these events. However, we believe we have done everything possible to address this situation and to ensure that something of this nature can never happen again. The hard work, dedication and loyalty of our management and risk management teams and all of our bankers who worked on this project allowed us to address this matter thoroughly and effectively. We will continue to be aggressive and proactive in our response to these matters and in our overall risk management function. We do not intend to let the actions of one person, isolated in one location, deter us from accomplishing our long-term goals. I have also chosen not to accept the three-year executive incentive compensation payment to which I was entitled. This payment, which was contractually provided for over the last three years, amounted to approximately $1,100,000. I believe that not accepting this payment is the right thing to do."

            Net interest income increased $8.2 million, or 20.6% in 2002 to $48.0 million from $39.8 million in 2001. During the fourth quarter of 2002, our net interest income was $11.0 million compared to $11.1 million during the fourth quarter of 2001. The net interest margin for 2002 increased to 3.94%, up from 3.83% for 2001, and net interest spread also increased to 3.70% from 3.43% in 2001. Noninterest income increased by $2.5 million, or 102% to $5.0 million in the fourth quarter of 2002 primarily as a result of a $1.1 million litigation settlement and increased service charges and mortgage banking income. Noninterest income for the year increased 54% to $15.1 million in 2002 from $9.8 million in 2001. The increase in noninterest income was mainly due to increased mortgage banking fees, service charges and insurance premiums generated at The Bank.

            The Corporation's total capital at year-end was $76.5 million compared to $76.9 million at December 31, 2001. The Bank and The Banc Corporation are "adequately capitalized" under regulatory standards.

            As of December 31, 2002, the allowance for loan and lease losses was 2.44% of total loans compared to 1.26% of total loans at December 31, 2001. The coverage of non-performing loans was 143.12% at December 31, 2002, up from 100.99% at December 31, 2001. Other real estate owned dropped during 2002 from $3.6 million at December 31, 2001 to $2.4 million at December 31, 2002.

         Noninterest expense for the fourth quarter of 2002 was $11.2 million compared to $10.7 million for the fourth quarter of 2001. Noninterest expense for the year 2002 was $42.7 million, up 10.8% from $38.5 million in 2001. This was primarily a result of the increase in overhead associated with the CF Bancshares acquisition in February 2002 and the significant increase in risk management personnel. Despite the increase in noninterest expense, the Corporation's 2002 efficiency ratio improved to 67% at December 31, 2002 compared to 77% at December 31, 2001.

            Chairman Taylor added, "Both the Board of Directors and management are very confident about The Banc Corporation's future. Our Board of Directors remains the largest shareholder group in the company with more than 25% ownership. A recent survey of bank holding companies and their stock bought by insiders during 2002 indicated that the directors of The Banc Corporation purchased more common stock as a percentage of market capitalization than any other publicly traded bank holding company. We have made tremendous overall progress as a company and specifically in the areas of internal controls and risk management. Our current staffing level in the areas of audit, loan review, branch administration, risk management and centralized loan administration services has grown to 17. That number will continue to grow at the direction of Jack Ham, Senior Credit Risk Manager and Doug Pate, Senior Operational Risk Manager. We are also elevating these risk management officers to the positions of Executive Vice President for Operational Risk Management and Executive Vice President for Credit Risk Management, respectively, company-wide to further support them and emphasize to our employees the importance of their roles and function in our organization."

            At December 31, 2002, The Banc Corporation had total assets of $1.41 billion compared with $1.21 billion at December 31, 2001, an increase of 16.5%. Loans, net of unearned income, increased 14.0% to $1.14 billion at December 31, 2002 from $999.2 million at December 31, 2001. Deposits increased 16.3% to $1.11 billion at December 31, 2002 from $952.2 million at December 31, 2001. Core deposits increased to 73.5% of total deposits at December 31, 2002 from 72.8% of total deposits at December 31, 2001. Noninterest bearing demand deposits grew 25.8% to $119.1 million at December 31, 2002 from $94.7 million at December 31, 2001.

            Asset quality statistics at year-end reflect an increase in nonperforming assets and charge-offs during 2002 compared to 2001 resulting from the Bristol situation and the Corporation's diligent approach to identifying potential problem loans and classifying them or writing them off. Non-performing loans at December 31, 2002 were $19.4 million, or 1.70% of total loans, compared to 1.24% at December 31, 2001. Net charge-offs for 2002 were 3.35% of average loans compared to .42% for 2001. The amount of charge-offs and the 2002 provision for loan losses are primarily a result of the internal risk management function's discovery of the Bristol, Florida situation and the resulting two and one-half month analysis of the portfolio there and the financial condition of the borrowers and supporting collateral. This provision and these charge-offs were determined by management in conjunction with the Corporation's independent accountants and the Alabama Banking Department and the Federal Reserve Bank of Atlanta after the completion of their recent seven-week examination which covered more than 50% of The

Bank's entire loan portfolio. The Banc Corporation intends to pursue all available avenues for remedies and recoveries arising from these events.

            As a result of the malfeasance and specific acts of the former President in Bristol, Florida, the Corporation has today amended its quarterly filings on Form 10-Q for the second and third quarters of 2002. The amended quarterly report for the second quarter reflects a change in net income from $2.5 million, or $.14 per share for the three months ended June 30, 2002, to a net loss of $5.8 million, or $(.33) per share. The amended third quarter 10-Q reflects a change in net income from $2.55 million, or $.15 per share, to net income of $2.07 million or $.12 per share. There will be no restatement of any prior period's audited financial statements.

            "We feel very good about the future of The Bank and The Banc Corporation, and we believe that our balance sheet is well-positioned for 2003," said David Carter, Executive Vice President and Chief Financial Officer of The Banc Corporation and President and Chief Executive Officer of The Bank. "We expect our level of classified assets to improve through 2003 as well as our overall asset quality ratios. Our past due ratios may be higher than normal as we move problem credits out of The Bank rather than renew them. However, we also expect this number to improve throughout the year," Mr. Carter added.

            David Carter was named President and Chief Executive Officer of The Bank replacing Don Giardina who left The Bank earlier this year. David Carter will continue as Chief Financial Officer of the Corporation. Chris Gossett, former Senior Vice President and Controller has been named Executive Vice President and Chief Financial Officer for The Bank. He was in public accounting, specializing in financial institutions in the southeast from 1984 to 1998 and has been with The Bank since December of 1998. John Sumrall has been named President and Chief Executive Officer of The Bank - Florida. Mr. Sumrall has 14 years of banking experience and began his career with Wachovia in 1989. He has been with The Bank since February of 1999 when The Banc Corporation acquired Emerald Coast Bancshares and its subsidiary, Emerald Coast Bank. Mr. Sumrall's most recent position was President and Chief Executive Officer of Emerald Coast Bank, a division of The Bank.

            "We currently have over $470 million in Florida assets with over $430 million in deposits. The 14-branch network we operate in seven contiguous Florida counties stretches over

135 miles along the gulf coast from Destin to Carrabelle and is already experiencing quality growth in loans and deposits this year," said John Sumrall.

            The Bank also recently completed the divestiture of its franchise in Roanoke, Alabama allowing The Bank to reallocate its capital and resources to risk management and other areas targeted as part of the Corporation's overall strategic plan.

            During 2003, the Corporation will focus on risk management, meeting profit and expense goals and quality growth. James A. Taylor, Jr., President and Chief Operating Officer of the Corporation said, "Our efficiency ratio dropped to its lowest level since our incorporation. We also believe that 2003 will be a very successful year from an asset quality standpoint, and we will focus on the addition of high quality loans to our portfolio. We will aggressively reduce the level of classified assets within The Bank, and specifically in Bristol. To ensure expedited improvement in the Bristol portfolio, we are increasing the number of bankers in our special assets department from two to four."

            "We will closely evaluate all of our existing personnel to ensure the highest level of competency and integrity. We have already regionalized more of the credit decision-making process, and we will move to a centralized rather than decentralized loan filing and processing system over the next 12 months. We are relocating our existing data processing and operations center from the current facility in Sylacauga to our corporate headquarters in Birmingham later this year. We are centralizing all of our risk management personnel from three different locations to one floor in our headquarters, this year as well. With risk management as our central focus, we will continue to be proactive in identifying internal and external strategic opportunities that will strengthen the Corporation and The Bank, enhance shareholder value and provide the greatest return possible," added Mr. Taylor, Jr.

            Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).

FOR MORE INFORMATION, CONTACT:

Company Contact: Tom Jung, Sr. Vice President & Director of Marketing and Investor Relations, The Banc Corporation, Tel. #205-327-3547

Media Contact:  Carolyn Miles The Abernathy MacGregor Group, Tel. #212-371-5999

                              THE BANC CORPORATION
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            As of and For the year Ended December 31,
                                                             2002             2001              2000            1999           1998
                                                        ----------------------------------------------------------------------------
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
Total assets                                                $ 1,405,814    $ 1,206,405    $ 1,029,215       $ 827,427     $ 630,089
Loans, net of unearned income                                11,385,437        999,156        808,145         632,777       431,931
Allowance for loan losses                                        27,766         12,546          8,959           8,065         6,466
Investment securities                                            73,125         68,847         95,705          70,916        98,208
Deposits                                                      1,107,798        952,235        827,304         682,517       531,070
Advances from FHLB and notes payable                            173,750        135,900        104,300          69,604        23,160
Guaranteed preferred beneficial interest in the Corporation's
  subordinated debentures (trust preferred securities)(1)        31,000         31,000         15,000              --            --
Stockholders' Equity                                             76,541         76,853         74,875          68,848        65,967


SELECTED STATEMENT OF OPERATIONS DATA:
Interest income                                             $    88,469    $    90,351    $    75,035       $  55,557     $  42,472
Interest expense(2)                                              40,431         50,518         40,425          26,749        20,206
                                                        ----------------------------------------------------------------------------
     Net interest income(2)                                      48,038         39,833         34,610          28,808        22,266
Provision for loan losses                                        51,852          7,454          4,961           2,850         4,657
Noninterest income                                               15,123          9,773          7,822           6,164         4,081
Merger related costs                                                 --             --             --             744         1,466
Noninterest expense                                              42,669         38,497         32,118          27,938        20,663
                                                        ----------------------------------------------------------------------------
    (Loss) income before income tax (benefit) expenses          (31,360)         3,655          5,353           3,440          (439)
Income tax (benefit) expense                                    (12,959)           966            996             520          (724)
                                                        ----------------------------------------------------------------------------
    Net (loss) income                                       $  (18,401)    $     2,689    $     4,357       $   2,920     $     285
                                                        ============================================================================

PER SHARE DATA:
Net (loss) income - basic                                   $     (1.09)   $      0.19    $      0.30       $    0.20     $    0.02
                  - diluted                                       (1.09)          0.19           0.30            0.20          0.02
Weighted average shares outstanding - basic                      16,829         14,272         14,384          14,335        13,115
Weighted average shares outstanding - diluted                    16,829         14,302         14,387          14,362        13,210
Book value at period end                                           4.35           5.41           5.22            4.79          4.69
Tangible book value per share                                      3.59           4.98           4.76            4.28          4.63
Common shares outstanding at period end                          17,605         14,217         14,345          14,385        14,077

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets                                          (1.36)%         0.23%          0.48%           0.41%         0.05%
Return on average stockholders' equity                           (19.89)          3.53           6.03            4.33          0.51
Net interest margin(2)(3)(4)                                       3.94           3.83           4.29            4.55          4.73
Net interest spread(2)(4)(5)                                       3.70           3.43           3.80            3.98          3.96
Noninterest income to average assets                               1.12           0.85           0.86            0.86          0.77
Noninterest expense to average assets(2)                           3.15           3.34           3.58            3.98          4.17
Efficiency ratio(2)(6)                                            67.34          77.22          75.02           80.91         82.50
Average loan to average deposit ratio                            117.00         100.40          95.64           89.71         74.77
Average interest-earning assets to average
   interest bearing liabilities(1)                               107.05         108.26         109.79          113.73        118.45

ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming loans                 143.12%        100.99%         90.85%         216.22%       172.93%
Allowance for loan losses to loans, net of unearned
   income                                                          2.44           1.26           1.11            1.27          1.50
Nonperforming loans to loans, net of unearned
   income                                                          1.70           1.24           1.22            0.59          0.56
Nonaccrual loans to loans, net of unearned
   income                                                          1.51           0.79           1.16            0.49          0.35
Net loan charge-offs to average loans                              3.35           0.42           0.57            0.90          0.67
Net loan charge-offs as a percentage of:
   Provision for loan losses                                      72.69          51.88          81.98          169.89         49.39
   Allowance for loan losses                                     135.74          30.82          45.40           60.04         35.57

CAPITAL RATIOS:
Tier-1 risk-based capital ratio                                    6.60           9.44          10.26            9.41         13.92
Total risk-based capital ratio                                     8.81          11.41          11.36           10.61         15.05
Leverage ratio                                                     5.67           7.92           8.47            7.74         10.59

(1) Trust preferred securities have been reclassified as long-term debt in the December 31, 2001 and 2000, statements of financial condition to conform to the December 31, 2002 presentation.
(2) Distributions on the trust preferred securities have been reclassified as interest expense in the statements of income for the periods December 31, 2001 and 2000, respectively, to conform to the December 31, 2002 presentation.
(3) Net interest income divided by average earning assets.
(4) Calculated on a tax equivalent basis.
(5) Yield on average interest-earning assets less rate on average interest bearing liabilities.
(6) Efficiency ratio is calculated by dividing noninterest expense by noninterest income plus net interest income on a fully tax equivalent basis.

                      THE BANC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)


                                                                                     DECEMBER 31,
                                                                              ---------------------------
                                                                                 2002            2001
                                                                              -----------     -----------
ASSETS
Cash and due from banks                                                       $    45,365     $    31,682
Interest-bearing deposits in other banks                                           10,025             495
Federal funds sold                                                                 11,000          20,000
Securities available for sale                                                      71,129          68,847
Securities held to maturity (fair value of $1,867,000 in 2002)                      1,996              --
Mortgage loans held for sale                                                          764           1,131
Loans                                                                           1,139,835       1,000,062
Unearned income                                                                    (1,298)           (906)
                                                                              -----------     -----------
Loans, net of unearned income                                                   1,138,537         999,156
Allowance for loan losses                                                         (27,766)        (12,546)
                                                                              -----------     -----------
Net loans                                                                       1,110,771         986,610
                                                                              -----------     -----------

Premises and equipment, net                                                        61,849          47,829
Accrued interest receivable                                                         6,876           7,562
Stock in FHLB and Federal Reserve Bank                                             10,903           8,505
Other assets                                                                       75,136          33,744
                                                                              -----------     -----------
        TOTAL ASSETS                                                          $ 1,405,814     $ 1,206,405
                                                                              ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing demand                                                 $   119,088     $    94,655
   Interest-bearing demand                                                        285,981         250,947
   Savings                                                                         35,146          28,517
   Time deposits $100,000 and over                                                331,300         259,143
   Other time                                                                     336,283         318,973
                                                                              -----------     -----------
       TOTAL DEPOSITS                                                           1,107,798         952,235

Advances from FHLB                                                                173,750         135,900
Other borrowed funds                                                                1,172             813
Guaranteed preferred beneficial interests in the Corporation's
  subordinated debentures                                                          31,000          31,000
Accrued expenses and other liabilities                                             15,553           9,604
                                                                              -----------     -----------
        TOTAL LIABILITIES                                                       1,329,273       1,129,552

Stockholders' equity
  Preferred stock, par value $.001 per share; authorized 5,000,000 shares;
     shares issued -0-                                                                 --              --
   Common stock, par value $.001 per share; authorized 25,000,000 shares;
      shares issued 18,009,002 and 14,385,021 in 2001;
      outstanding 17,605,124 in 2002 and 14,217,371 in 2001                            18              14
   Surplus                                                                         68,315          47,756
   Retained earnings                                                               11,571          30,329
   Accumulated other comprehensive income (loss)                                      550            (322)
   Treasury stock, at cost--136,856 and 167,650 shares, respectively                 (808)           (924)
   Unearned ESOP stock                                                             (2,153)             --
   Unearned restricted stock                                                         (952)             --
                                                                              -----------     -----------
        TOTAL STOCKHOLDERS' EQUITY                                                 76,541          76,853
                                                                              -----------     -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 1,405,814     $ 1,206,405
                                                                              ===========     ===========

                            THE BANC CORPORATION AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF INCOME
                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          YEAR ENDED
                                                                          DECEMBER 31
                                                                     ----------------------
                                                                      2002           2001
                                                                     --------       -------
INTEREST INCOME
Interest and fees on loans                                           $ 84,337       $83,207
Interest on taxable securities                                          2,857         4,736
Interest on tax exempt securities                                         392           476
Interest on federal funds sold                                            350         1,310
Interest and dividends on other investments                               533           622
                                                                     --------       -------
   Total interest income                                               88,469        90,351

INTEREST EXPENSE
Interest on deposits                                                   29,276        40,525
Interest expense on advances from FHLB and other borrowed funds         8,626         7,834
Interest on guaranteed preferred beneficial interest in our
  subordinated debentures                                               2,529         2,159
                                                                     --------       -------
    Total interest expense                                             40,431        50,518
                                                                     --------       -------
Net interest income                                                    48,038        39,833
Provision for loan losses                                              51,852         7,454
                                                                     --------       -------
     NET INTEREST (LOSS) INCOME AFTER PROVISION FOR LOAN LOSSES        (3,814)       32,379

NONINTEREST INCOME
Service charges and fees                                                5,848         4,102
Mortgage banking income                                                 3,253         1,692
Securities gains                                                          627         1,383
Litigation settlement                                                   1,082            --
Other                                                                   4,313         2,596
                                                                     --------       -------
    TOTAL NONINTEREST INCOME                                           15,123         9,773

NONINTEREST EXPENSE
Salaries and employee benefits                                         23,495        19,451
Occupancy and equipment                                                 7,260         6,864
Other                                                                  11,914        12,182
                                                                     --------       -------
    TOTAL NONINTEREST EXPENSES                                         42,669        38,497
                                                                     --------       -------
(Loss) income before income taxes                                     (31,360)        3,655
Income tax (benefit) expense                                          (12,959)          966
                                                                     --------       -------
        NET (LOSS) INCOME                                            $(18,401)      $ 2,689
                                                                     ========       =======

Average common shares outstanding                                      16,829        14,272
Average common shares outstanding, assuming dilution                   16,829        14,302
Basic net (loss) income per common share                             $  (1.09)      $  0.19
Diluted net income (loss) per share                                  $  (1.09)      $  0.19